      ACCOUNTANCY CORPORATION

January 13, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Heavy Earth Resources, Inc.

Commissioners:

We have read the statements made by Heavy Earth Resources, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Heavy Earth Resources, Inc. dated January 13, 2016. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with any other statements made under Item 4.01.

Sincerely,

Q Accountancy Corporation

San Juan Capistrano, California